Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
RESONANT INC.
Resonant Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:
FIRST: That by unanimous vote of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring such amendment to be advisable and calling for the consideration of the proposed amendment by the stockholders of the Corporation. The resolutions setting forth the proposed amendment are as follows:
RESOLVED, that Section 4.1 of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:
“Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 103,000,000 shares, consisting of 100,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and 3,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).”
SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH: That said amendment shall be effective upon filing of this certificate and the amendment provided for herein shall be effective as of that time and date.
IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer this 11th day of June, 2019.
RESONANT INC.
By:      /s/ George Holmes
Name:    George Holmes
Title:    Chief Executive Officer